EXHIBIT 99.1

Flushing Financial Corporation Reports Significant Credit Quality Improvement in the Third Quarter and Core Earnings Per Share of $0.29

THIRD QUARTER 2012

  Arranged resolution of $31.1 million of non-performing loans for $26.7 million, or 85% of book value.
  Non-performing loans totaled $100.8 million at September 30, 2012, a decrease of $11.4 million from June 30, 2012 and a decrease of $16.6 million from December 31, 2011.
  Core diluted earnings per common share were $0.29, a decrease of $0.02 from the three months ended June 30, 2012, and a decrease of $0.01 from the comparable prior year period.
  GAAP diluted earnings per common share were $0.31, an increase of $0.03 from the three months ended June 30, 2012, but a decrease of $0.02 from the comparable prior year period.
  The net interest margin was 3.62%, an increase of two basis points from the comparable prior year period, but a six basis point decrease from that recorded for the three months ended June 30, 2012.
  Loan originations increased $45.0 million, or 42.5%, from the comparable prior year period.
  Net charge-offs for the three months ended September 30, 2012 were 0.66% of average loans.
  Allowance for loan losses as a percentage of gross loans increased to 0.97% at September 30, 2012.
  The provision for loan losses totaled $5.0 million, the same as that recorded for the three months ended June 30, 2012 and the comparable prior year period.
  Filed an application with the New York State Department of Financial Services to combine Flushing Savings Bank, FSB with its wholly-owned subsidiary, Flushing Commercial Bank, which will have the effect of converting the banks to a New York State-chartered full service commercial bank.

LAKE SUCCESS, N.Y., Oct. 23, 2012 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Savings Bank, FSB (the "Bank"), today announced its financial results for the three and nine months ended September 30, 2012.

John R. Buran, President and Chief Executive Officer, stated: "We are pleased to report that the third quarter of 2012 continued to show improvement in credit quality. We saw reductions in delinquent loans, non-performing loans, and classified loans.

"Credit quality improved during the third quarter of 2012 as we saw reductions in all areas of problem loans. Non-performing loans decreased by $11.4 million, or 10%, to $100.8 million. Loans delinquent over 30 days decreased $12.2 million, or 7%, during the third quarter, and are at their lowest level since the third quarter of 2009. Loans delinquent over 90 days decreased $14.0 million, or 13%, and are at their lowest level since the first quarter of 2010. Classified assets and criticized assets continued their improving trend that began over a year ago, which resulted in a 9% reduction in these categories in the third quarter of 2012, a 20% reduction in the nine months ended September 30, 2012, and a 28% reduction since December 31, 2010.

"During the third quarter, we sold $17.6 million of non-performing loans, realizing $14.4 million upon sale, or 82% of book value. We have agreed to sell an additional $9.8 million of loans with projected closing of these sales in the fourth quarter of 2012. Estimated proceeds are $8.8 million, which is 89% of our exposure. These loans are reported as Loans held for sale in our financial statements. Also included in non-performing loans at September 30, 2012 are $3.6 million of loans for which we have reached agreements with the borrowers under which the loans will be satisfied for this balance, which is 97% of our exposure. The combination of these efforts will result in the resolution of $31.1 million of non-performing loans for which we will receive $26.7 million, or 85% of book value.

"The third quarter of 2012 includes charge-offs of $4.3 million for resolutions of the above mentioned non-performing loans. The remaining charge-offs for the third quarter of 2012 are primarily due to our continued program of obtaining updated appraisals, and recording charge-offs based on these up-to-date values as opposed to adding to the allowance for loan losses. As a result, we do not carry any non-performing assets at more than 85% of their current appraised value. This process has insured that we have kept pace with changing values in the real estate market. The loan-to-value ratio for our non-performing loans, based upon current appraisals, was 58.1% at the end of the quarter.

"Loan originations for the third quarter of 2012 totaled $150.9 million, a 42% increase from the third quarter of 2011. However, net loans decreased $48.6 million during the third quarter of 2012. This was primarily due to the sale of $17.6 million of non-performing loans, the transfer of $9.8 million of non-performing loans to Loans held for sale, principal pay downs of $16.0 million on construction loans, and the conversion of an $8.5 million business loan to an IDA bond which we now hold in our investment portfolio. As we transition to a commercial bank, we continue to emphasize full relationship banking in our loan portfolio, allowing $24.2 million of taxi medallion loans to refinance with other institutions as these borrowers do not have a deposit relationship with us. Our business banking department, which focuses on borrowers with full banking relationships, grew our business loan portfolio $18.0 million during the third quarter of 2012, despite the transfer of $8.5 million of business loans to the investment portfolio and the transfer of $5.8 million of business loans to Loans held for sale. Our pipeline stood at $198.0 million at September 30, 2012.

"Our net interest margin for the third quarter of 2012 was 3.62%, an increase of two basis points from 3.60% in the third quarter of 2011, but a decrease of six basis points from 3.68% in the second quarter of 2012. Excluding prepayment penalty income received on loans and mortgage-backed securities, our net interest margin for the third quarter of 2012 was 3.48%, a decrease of 11 basis points from 3.59% for the second quarter of 2012. While we saw a decrease in our funding costs of four basis points for the quarter, excluding prepayment penalty income the yield on interest-earning assets decreased 16 basis points. In the current interest rate environment, new loans and securities are added at rates well below our portfolio average yield, and higher yielding loans and securities are prepaid. We also experienced significantly higher than average activity in loans refinancing during the third quarter of 2012, which further reduced the yield on our loan portfolio. In addition, an increase in the average balance of interest-earning deposits reduced our net interest margin by two basis points.

"The fourth quarter of 2012 presents an opportunity to further reduce our funding costs. Certificates of deposit totaling $339.6 million will mature at an average cost of 1.79% during the fourth quarter of 2012. These maturing certificates of deposit will be replaced with funding at a significantly lower cost. The fourth quarter of 2012 will also include a full quarter's benefit of $40.0 million of our trust preferred securities which repriced during the third quarter of 2012, when $28.0 million repriced from 7.00% to 142 basis points over three month LIBOR and $12.0 million repriced to a fixed rate of 4.62% through the use of an interest rate swap.

"At September 30, 2012, the Bank continues to be well-capitalized under regulatory requirements, with Core, Tier 1 risk-based and Total risk-based capital ratios of 9.69%, 14.38% and 15.43%, respectively.

"Banking regulators issued proposed revisions to the capital regulations in June 2012 that have several changes on how we compute our capital ratios. These proposed capital regulations will result in the Company, in addition to the Bank, becoming subject to capital requirements. The proposed changes would be phased in over a number of years, with the most significant changes being fully phased in by 2015. Based on our preliminary assessment of these proposed regulations, we will see an increase in our total risk-weighted assets. However, the Company and the Bank each presently meet the fully phased in requirements of the proposed capital regulations to be considered well-capitalized.

"We previously announced our filing of an application to combine our two banks under a New York State commercial bank charter. We believe this will allow us to provide improved service to all our customers and produce cost savings of at least $0.8 million annually. Regulators are currently reviewing our application. We anticipate completing this combination in the fourth quarter of 2012 or the first quarter of 2013."

Core earnings, which exclude the effects of net gains or losses from fair value adjustments, other-than-temporary impairment ("OTTI") charges and net gains from the sale of securities were $8.8 million for the three months ended September 30, 2012, a decrease of $0.5 million, or 5.3%, from $9.3 million in the comparable prior year period. Core diluted earnings per common share were $0.29 for the three months ended September 30, 2012, a decrease of $0.01, or 3.3%, from the comparable prior year period.

Core earnings for the nine months ended September 30, 2012 were $25.6 million, a decrease of $1.7 million, or 6.3%, from $27.4 million for the comparable prior year period. Core diluted earnings per common share were $0.84 for the nine months ended September 30, 2012, a decrease of $0.05 per common share, or 5.6%, from $0.89 per common share in the comparable prior year period.

For a reconciliation of core earnings and core diluted earnings per common share to accounting principles generally accepted in the United States ("GAAP") net income and GAAP diluted earnings per common share, please refer to the tables in the section titled "Reconciliation of GAAP and Core Earnings."

Earnings Summary - Three Months Ended September 30, 2012

Net income for the three months ended September 30, 2012 was $9.4 million, a decrease of $0.8 million, or 7.7%, compared to $10.2 million for the three months ended September 30, 2011. Diluted earnings per common share were $0.31 for the three months ended September 30, 2012, a decrease of $0.02, or 6.1%, from $0.33 for the three months ended September 30, 2011.

Return on average equity was 8.7% for the three months ended September 30, 2012 compared to 9.9% for the three months ended September 30, 2011. Return on average assets was 0.9% for the three month periods ended September 30, 2012 and 2011.

For the three months ended September 30, 2012, net interest income was $37.6 million, an increase of $0.5 million, or 1.3%, from $37.1 million for the three months ended September 30, 2011. The increase in net interest income was attributable to a three basis point increase in the net interest spread to 3.47% for the three months ended September 30, 2012 from 3.44% for the three months ended September 30, 2011, combined with an increase of $40.7 million in the average balance of interest-earning assets to $4,157.8 million for the three months ended September 30, 2012 from $4,117.1 million for the comparable prior year period. The yield on interest-earning assets decreased 35 basis points to 5.12% for the three months ended September 30, 2012 from 5.47% for the three months ended September 30, 2011. However, this was more than offset by a decline in the cost of funds of 38 basis points to 1.65% for the three months ended September 30, 2012 from 2.03% for the comparable prior year period. The net interest margin improved two basis points to 3.62% for the three months ended September 30, 2012 from 3.60% for the three months ended September 30, 2011. Excluding prepayment penalty income from loans and mortgage-backed securities, the net interest margin would have decreased six basis points to 3.48% for the three months ended September 30, 2012 from 3.54% for the three months ended September 30, 2011.

The 35 basis point decline in the yield of interest-earning assets was primarily due to a 31 basis point reduction in the yield of the loan portfolio to 5.65% for the three months ended September 30, 2012 from 5.96% for the three months ended September 30, 2011, combined with a 48 basis point decline in the yield on total securities to 3.59% for the three months ended September 30, 2012 from 4.07% for the comparable prior year period. In addition, the yield of interest-earning assets was negatively impacted by a $30.4 million decrease in the average balance of the higher yielding loan portfolio for the three months ended September 30, 2012 and a $88.6 million increase in the average balances of the lower yielding securities portfolio for the three months ended September 30, 2012. These factors that reduced the yield were partially offset by a $17.6 million decrease in the average balance of lower yielding interest-earning deposits to $56.8 million for the three months ended September 30, 2012 from $74.4 million for the comparable prior year period. The 31 basis point decrease in the yield of the loan portfolio was primarily due to the current interest rate environment, as new loans are added at rates well below the portfolio average yield, and higher yielding loans are prepaid. In addition, we experienced a significantly higher than average activity in loans refinancing during the third quarter of 2012. The yield on the mortgage loan portfolio decreased 12 basis points to 5.73% for the three months ended September 30, 2012 from 5.85% for the three months ended June 30, 2012. The yield on the mortgage loan portfolio, excluding prepayment penalty income, decreased 34 basis points to 5.60% for the three months ended September 30, 2012 from 5.94% for the three months ended September 30, 2011. The 48 basis point decrease in the securities portfolio yield was primarily due to the purchase of new securities at lower yields than the existing portfolio.

The 38 basis point decrease in the cost of interest-bearing liabilities was primarily attributable to the Bank reducing the rates it pays on its deposit products and a reduction in the cost of borrowed funds. The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 22 basis points, 35 basis points, 41 basis points and 19 basis points, respectively, for the three months ended September 30, 2012 from the comparable prior year period. This resulted in a decrease in the cost of due to depositors of 26 basis points to 1.36% for the three months ended September 30, 2012 from 1.62% for the three months ended September 30, 2011. The cost of borrowed funds decreased 101 basis points from the comparable prior year period to 2.82% for the three months ended September 30, 2012. This decrease in the cost of borrowed funds was primarily due to maturing borrowings being replaced at lower rates and new borrowings being obtained at lower rates, and adjustable rate borrowings resetting to a lower rate during the three months ended September 30, 2012.

The net interest margin for the three months ended September 30, 2012 was 3.62%, which was a decrease of six basis points from that recorded for the three months ended June 30, 2012. The yield on interest-earning assets decreased 11 basis points during the three months ended September 30, 2012 to 5.12%, while the cost of interest-bearing liabilities decreased four basis points to 1.65%. Excluding prepayment penalty income from loans and mortgage-backed securities, the net interest margin decreased 11 basis points to 3.48% for the three months ended September 30, 2012 from 3.59% for the three months ended June 30, 2012.

A provision for loan losses of $5.0 million was recorded for the three months ended September 30, 2012, which was the same as that recorded for the three months ended September 30, 2011. During the three months ended September 30, 2012, non-performing loans decreased $11.4 million to $100.8 million from $112.2 million at June 30, 2012. Net charge-offs for the three months ended September 30, 2012 totaled $5.2 million, or 66 basis points of average loans. During the three months ended September 30, 2012, the Bank sold 28 non-performing loans, with a book value of $17.6 million. The current loan-to-value ratio for our non-performing loans collateralized by real estate was 58.1% at September 30, 2012. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. We anticipate that we will continue to see low loss content in our loan portfolio. The Bank continues to maintain conservative underwriting standards. However, given the level of non-performing loans, the current economic uncertainties, and the charge-offs recorded in the third quarter of 2012, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record a $5.0 million provision for possible loan losses in the third quarter of 2012.

Non-interest income for the three months ended September 30, 2012 was $3.5 million, a decrease of $0.8 million from $4.3 million for the three months ended September 30, 2011. The decrease in non-interest income was primarily due to a $1.3 million decrease in net gains recorded from fair value adjustments, partially offset by a $0.7 million decrease in OTTI charges recorded during the three months ended September 30, 2012 from the comparable prior year period.

Non-interest expense was $20.7 million for the three months ended September 30, 2012, an increase of $1.3 million, or 6.4%, from $19.5 million for the three months ended September 30, 2011. The increase was primarily due to the growth of the Bank over the past year, which included the opening of a new branch in January 2012. Salaries and benefits increased $1.0 million for the three months ended September 30, 2012 compared to the three months ended September 30, 2011 primarily due to the opening of a new branch in 2012, an increase in stock based compensation expense and increased employee benefits expense. In addition, other operating expense and other real estate owned/foreclosure expense increased $0.3 million and $0.1 million, respectively. The efficiency ratio was 51.3% for the three months ended September 30, 2012 compared to 48.3% for the three months ended September 30, 2011.

Earnings Summary - Nine Months Ended September 30, 2012

Net income for the nine months ended September 30, 2012 was $25.1 million, a decrease of $2.0 million, or 7.5%, compared to $27.2 million for the nine months ended September 30, 2011. Diluted earnings per common share were $0.82 for the nine months ended September 30, 2012, a decrease of $0.06, or 6.8%, from $0.88 for the nine months ended September 30, 2011.

Return on average equity was 7.9% for the nine months ended September 30, 2012 compared to 9.1% for the nine months ended September 30, 2011. Return on average assets was 0.8% for the nine months ended September 30, 2012 and 2011.

For the nine months ended September 30, 2012, net interest income was $113.2 million, an increase of $2.2 million, or 2.0%, from $111.1 million for the nine months ended September 30, 2011. The increase in net interest income was attributable to a seven basis point increase in the net interest spread to 3.52% for the nine months ended September 30, 2012 from 3.45% for the nine months ended September 30, 2011, combined with an increase of $24.2 million in the average balance of interest-earning assets to $4,125.5 million for the nine months ended September 30, 2012 from $4,101.2 million for the comparable prior year period. The yield on interest-earning assets decreased 28 basis points to 5.24% for the nine months ended September 30, 2012 from 5.52% for the nine months ended September 30, 2011. However, this was more than offset by a decline in the cost of funds of 35 basis points to 1.72% for the nine months ended September 30, 2012 from 2.07% for the comparable prior year period. The net interest margin improved five basis points to 3.66% for the nine months ended September 30, 2012 from 3.61% for the nine months ended September 30, 2011.

The 28 basis point decline in the yield of interest-earning assets was primarily due to a 23 basis point reduction in the yield of the loan portfolio to 5.75% for the nine months ended September 30, 2012 from 5.98% for the nine months ended September 30, 2011, combined with a 49 basis point decline in the yield on total securities to 3.65% for the nine months ended September 30, 2012 from 4.14% for the comparable prior year period. In addition, the yield of interest-earning assets was negatively impacted by a $33.9 million decrease in the average balance of the higher yielding loan portfolio for the nine months ended September 30, 2012 and a $78.6 million increase in the average balances of the lower yielding securities portfolio for the nine months ended September 30, 2012. These factors that reduced the yield were partially offset by a $20.5 million decrease in the average balance of lower yielding interest-earning deposits to $43.9 million for the nine months ended September 30, 2012 from $64.4 million for the comparable prior year period. The 23 basis point decrease in the loan portfolio was primarily due to the current interest rate environment, as new loans are added at rates well below the portfolio average yield, and higher yielding loans are prepaid. In addition, we experienced a significantly higher than average activity in loans refinancing during the third quarter of 2012. The 49 basis point decrease in the securities portfolio was primarily due to new securities being purchased at lower yields than the existing portfolio. The yield on the mortgage loan portfolio decreased 22 basis points to 5.84% for the nine months ended September 30, 2012 from 6.06% for the nine months ended September 30, 2011. The yield on the mortgage loan portfolio, excluding prepayment penalty income, decreased 27 basis points to 5.71% for the nine months ended September 30, 2012 from 5.98% for the nine months ended September 30, 2011.

The 35 basis point decrease in the cost of interest-bearing liabilities was primarily attributable to the Bank reducing the rates it pays on its deposit products. The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 16 basis points, 25 basis points, 40 basis points and 21 basis points, respectively, for the nine months ended September 30, 2012 from the comparable prior year period. This resulted in a decrease in the cost of due to depositors of 22 basis points to 1.39% for the nine months ended September 30, 2012 from 1.61% for the nine months ended September 30, 2011. The cost of borrowed funds decreased 108 basis points to 3.12% for the nine months ended September 30, 2012 from 4.20% for the nine months ended September 30, 2011 with the average balance increasing $56.6 million to $749.9 million for the nine months ended September 30, 2012 from $693.3 million for the nine months ended September 30, 2011. The decrease in the cost of borrowed funds was primarily due to maturing borrowings being replaced at lower rates and new borrowings being obtained at lower rates, and to a lesser extent adjustable rate borrowings resetting to a lower rate during the three months ended September 30, 2012.

The net interest margin for the nine months ended September 30, 2012 increased five basis points to 3.66% from 3.61% for the nine months ended September 30, 2011. The yield on interest-earning assets decreased 28 basis points while the cost of interest-bearing liabilities decreased 35 basis points during the nine months ended September 30, 2012 from the comparable prior year period. Excluding prepayment penalty income on loans and mortgage-backed securities, the net interest margin would have been 3.54% for the nine months ended September 30, 2012, a one basis point decline from the nine months ended September 30, 2011.

A provision for loan losses of $16.0 million was recorded for the nine months ended September 30, 2012, which was an increase of $1.0 million from $15.0 million recorded in the nine months ended September 30, 2011. During the nine months ended September 30, 2012, non-performing loans decreased $16.6 million to $100.8 million from $117.4 million at December 31, 2011. Net charge-offs for the nine months ended September 30, 2012 totaled $15.7 million, or 65 basis points of average loans. During the nine months ended September 30, 2012, the Bank sold 60 non-performing loans, with a book value of $35.7 million. The current loan-to-value ratio for our non-performing loans collateralized by real estate was 58.1% at September 30, 2012. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. We anticipate that we will continue to see low loss content in our loan portfolio. The Bank continues to maintain conservative underwriting standards. However, given the level of non-performing loans, the current economic uncertainties, and the charge-offs recorded during the nine months ended September 30, 2012, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record a $16.0 million provision for possible loan losses for the nine months ended September 30, 2012.

Non-interest income for the nine months ended September 30, 2012 was $6.5 million, a decrease of $0.8 million, or 11.0% from $7.3 million for the nine months ended September 30, 2011. The decrease was primarily due to a $1.5 million decrease in net gains recorded form fair value adjustments, partially offset by a $0.8 million decrease in OTTI charges recorded for the nine months ended September 30, 2012 from the comparable prior year period.

Non-interest expense was $62.5 million for the nine months ended September 30, 2012, an increase of $4.1 million, or 7.1%, from $58.4 million for the nine months ended September 30, 2011. The increase was primarily due to the growth of the Bank over the past year, which included the opening of a new branch in January 2012. Salaries and benefits increased $2.8 million for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011 primarily due to the opening of a new branch in January 2012, an increase in stock based compensation expense and increased employee benefits expense. Other operating expense for the nine months ended September 30, 2012 increased $1.2 million primarily due to $0.4 million in net losses recorded from the sale of other real estate owned ("OREO") during the nine months ended September 30, 2012 compared to $0.3 million in net gains from the sale of OREO recorded during the nine months ended September 30, 2011. In addition, other real estate owned/foreclosure expense increased $0.6 million in the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011. The efficiency ratio was 51.2% for the nine months ended September 30, 2012 compared to 49.2% for the nine months ended September 30, 2011.

Balance Sheet Summary – At September 30, 2012

Total assets at September 30, 2012 were $4,380.5 million, an increase of  $92.5 million, or 2.2%, from $4,287.9 million at December 31, 2011. Total loans, net decreased $42.6 million, during the nine months ended September 30, 2012 to $3,156.0 million from $3,198.5 million at December 31, 2011. Loan originations and purchases were $433.2 million for the nine months ended September 30, 2012, an increase of $150.0 million from $283.3 million for the nine months ended September 30, 2011. During the nine months ended September 30, 2012, we continued to focus on the origination of multi-family properties and business loans with a full relationship and deemphasize non-owner occupied commercial real estate and construction lending. Loan applications in process have remained strong, totaling $198.0 million at September 30, 2012 compared to $194.4 million at December 31, 2011 and $214.4 million at September 30, 2011.

The following table shows loan originations and purchases for the periods indicated. The table includes loan purchases of $3.5 million and $14.5 million for the nine months ended September 30, 2012 and 2011, respectively. There were no loans purchased during the three months ended September 30, 2012 and 2011.

	For the three months ended September 30,		For the nine months ended September 30,
(In thousands)	2012	2011	2012	2011
Multi-family residential	$ 69,299	$ 61,038	$ 211,052	$ 161,518
Commercial real estate	1,943	4,050	21,756	7,062
One-to-four family – mixed-use property	3,474	5,907	13,955	18,552
One-to-four family – residential	7,382	8,362	18,076	15,571
Co-operative apartments	100	--	1,726	--
Construction	83	80	653	1,283
Small Business Administration	180	332	513	3,170
Taxi Medallion	--	--	3,464	26,234
Commercial business and other	68,452	26,158	162,053	49,875
Total	$ 150,913	$ 105,927	$ 433,248	$ 283,265

The Bank continues to maintain conservative underwriting standards that include, among other things, a loan-to-value ratio of 75% or less and a debt coverage ratio of at least 125%. Multi-family residential, commercial real estate and one-to-four family mixed-use property mortgage loans originated during the three months ended September 30, 2012 had an average loan-to-value ratio of 42.4% and an average debt coverage ratio of 237%.

Non-accrual loans and charge-offs for impaired loans remain at elevated levels primarily due to the current economic environment. However, during the nine months ended September 30, 2012, non-accrual loans decreased $11.5 million to $99.5 million from $111.1 million at December 31, 2011. The Bank reviews its delinquencies on a loan by loan basis working with borrowers to help them meet their obligations and return them back to current status. The Bank takes a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank has been developing short-term payment plans that enable certain borrowers to bring their loans current and has employees experienced in loan workouts to manage the delinquent loans. The Bank has also restructured certain problem loans by either: reducing the interest rate until the next reset date, extending the amortization period thereby lowering the monthly payments, deferring a portion of the interest payment, or changing the loan to interest only payments for a limited time period. At times, certain problem loans have been restructured by combining more than one of these options. These restructurings have not included a reduction of principal balance. The Bank believes that restructuring these loans in this manner will allow certain borrowers to become and remain current on their loans. These restructured loans are classified as troubled debt restructured ("TDR"). Loans which have been current for six consecutive months at the time they are restructured as TDR remain on accrual status. Loans which were delinquent at the time they are restructured as a TDR are placed on non-accrual status until they have made timely payments for six consecutive months. Loans that are restructured as TDR but are not performing in accordance with the restructured terms are excluded from the TDR table below, as they are placed on non-accrual status and reported as non-performing loans.

The following table shows loans classified as TDR that are performing according to their restructured terms at the periods indicated:

(In thousands)	September 30, 2012	June 30, 2012	December 31, 2011
Accrual Status:
Multi-family residential	$ 2,339	$ 2,348	$ 9,412
Commercial real estate	3,268	1,898	2,413
One-to-four family - mixed-use property	1,245	1,080	795
One-to-four family - residential	376	--	--
Construction	3,500	3,874	5,584
Commercial business and other	3,870	2,000	2,000

Total	14,598	11,200	20,204

Non-accrual status:
Commercial real estate	3,887	5,287	--
One-to-four family - mixed-use property	1,098	1,275	--
Total	4,985	6,562	--

Total performing TDR	$ 19,583	$ 17,762	$ 20,204

During the nine months ended September 30, 2012, four TDR totaling $7.2 million were transferred to non-performing status and nine loans totaling $8.8 million were restructured as TDR.

Interest income on loans is recognized on the accrual basis. The accrual of income on loans is discontinued when certain factors, such as contractual delinquency of 90 days or more, indicate reasonable doubt as to the timely collectability of such income. Additionally, uncollected interest previously recognized on non-accrual loans is reversed from interest income at the time the loan is placed on non-accrual status. Loans in default 90 days or more, as to their maturity date but not their payments, continue to accrue interest as long as the borrower continues to remit monthly payments.

The following table shows non-performing assets, including Loans held for sale, at the periods indicated:

(In thousands)	September 30, 2012	June 30, 2012	December 31, 2011
Loans 90 days or more past due and still accruing:
Multi-family residential	$ --	$ --	$ 6,287
Commercial real estate	540	--	92
Commercial business and other	748	--	--
Total	1,288	--	6,379

Non-accrual loans:
Multi-family residential	18,242	27,972	19,946
Commercial real estate	18,051	19,585	19,895
One-to-four family - mixed-use property	20,250	20,437	28,429
One-to-four family - residential	13,068	12,450	12,766
Co-operative apartments	234	109	152
Construction	9,787	9,845	14,721
Small business administration	294	392	493
Commercial business and other	19,589	21,403	14,660
Total	99,515	112,193	111,062

Total non-performing loans	100,803	112,193	117,441

Other non-performing assets:
Real estate acquired through foreclosure	3,660	2,094	3,179
Investment securities	2,984	2,761	2,562
Total	6,644	4,855	5,741

Total non-performing assets	$ 107,447	$ 117,048	$ 123,182

Included in non-accrual loans were nine loans totaling $13.3 million, nine loans totaling $20.9 million and six loans totaling $17.1 million which were restructured as TDR which were not performing in accordance with their restructured terms at September 30, 2012, June 30, 2012 and December 31, 2011, respectively.

The Bank's non-performing assets totaled $107.4 million at September 30, 2012, a decrease of $9.6 million from $117.0 million at June 30, 2012 and a decrease of $15.7 million from $123.2 million at December 31, 2011. Total non-performing assets as a percentage of total assets were 2.45% at September 30, 2012 compared to 2.64% at June 30, 2012 and 2.87% at December 31, 2011. The ratio of allowance for loan losses to total non-performing loans was 30.4% at September 30, 2012 compared to 27.5% at June 30, 2012 and 25.8% at December 31, 2011.

During the three months ended September 30, 2012, 43 loans totaling $13.8 million (net of $0.2 million in charge-offs) were added to non-accrual loans, six loans totaling $2.2 million were returned to performing status, seven loans totaling $2.4 million (net of $0.3 million in charge-offs) were paid in full, 28 loans totaling $14.4 million (net of $3.2 million in charge-offs) were sold, four loans totaling $1.8 million (net of $0.1 million in charge-offs)  were transferred to other real estate owned, and charge-offs of $2.0 million were recorded on non-accrual loans that were non-accrual at the beginning of the third quarter of 2012.

Non-performing investment securities include two pooled trust preferred securities for which we are not receiving payments. At September 30, 2012, these investment securities had a combined amortized cost and market value of $8.3 million and $3.0 million, respectively.

Performing loans delinquent 60 to 89 days were $15.8 million at September 30, 2012, an increase of $4.5 million from $11.3 million at June 30, 2012 and an increase of $1.9 million from $13.9 million at December 31, 2011.  Performing loans delinquent 30 to 59 days were $53.6 million at September 30, 2012, a decrease of $3.8 million from $57.4 million at June 30, 2012 and a decrease of $8.6 million from $62.2 million at December 31, 2011.

The Bank recorded net charge-offs for impaired loans of $5.2 million and $4.8 million during the three months ended September 30, 2012 and 2011, respectively, and net charge-offs for impaired loans of $15.7 million and $13.1 million during the nine months ended September 30, 2012 and 2011, respectively.

The following table shows net loan charge-offs for the periods indicated:

	Three Months Ended		Nine Months Ended
(In thousands)	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Multi-family residential	$ 3,081	$ 2,188	$ 5,163	$ 3,984
Commercial real estate	55	1,549	2,152	4,071
One-to-four family – mixed-use property	814	808	3,064	1,288
One-to-four family – residential	198	--	1,067	1,928
Co-operative apartments	19	--	62	--
Construction	59	--	2,500	703
Small Business Administration	23	137	265	608
Commercial business and other	963	73	1,384	514
Total net loan charge-offs	$ 5,212	$ 4,755	$ 15,657	$ 13,096

The Bank considers a loan impaired when, based upon current information, we believe it is probable that we will be unable to collect all amounts due, both principal and interest, according to the original contractual terms of the loan. All non-accrual loans are considered impaired. Impaired loans are measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The property value of impaired mortgage loans are internally reviewed on a quarterly basis using multiple valuation approaches in evaluating the underlying collateral. These include obtaining a third party appraisal, an income approach or a sales approach. When obtained, third party appraisals are used. The income approach is used for income producing properties, and uses current revenues less operating expenses to determine the net cash flow of the property. Once the net cash flow is determined, the value of the property is calculated using an appropriate capitalization rate for the property. The sales approach uses comparable sales prices in the market. In the absence of a third party appraisal, greater reliance is placed on the income approach to value the collateral. The loan balance of impaired mortgage loans is then compared to the property's updated fair value. We consider fair value to be 85% of the market value of the real estate securing the loan. The balance which exceeds fair value is generally charged-off against the allowance for loan losses.

During the nine months ended September 30, 2012, we sold 60 delinquent loans and received net proceeds of $33.1 million, resulting in $4.9 million in net charge-offs.

During the nine months ended September 30, 2012, mortgage-backed securities decreased $18.8 million, or 2.5%, to $728.5 million from $747.3 million at December 31, 2011. The decrease in mortgage-backed securities during the nine months ended September 30, 2012 was primarily due to principal repayments of $113.8 million partially offset by purchases of $95.5 million and a $9.5 million improvement in fair value. Additionally, during the nine months ended September 30, 2012, $0.8 million in OTTI charges were recorded on five private issue CMOs. During the nine months ended September 30, 2012, other securities increased $167.7 million, or 257.1%, to $233.0 million from $65.2 million at December 31, 2011. The increase in other securities during the nine months ended September 30, 2012 was primarily due to purchases of $169.0 million. Other securities primarily consist of securities issued by government agencies, mutual or bond funds that invest in government and government agency securities and corporate bonds.

Total liabilities were $3,939.1 million at September 30, 2012, an increase of $68.0 million, or 1.8%, from $3,871.0 million at December 31, 2011. During the nine months ended September 30, 2012, due to depositors decreased $42.3 million, or 1.4%, to $3,074.2 million, as a result of a $46.9 million decrease in certificates of deposit partially offset by a $4.6 million increase in core deposits. Borrowed funds increased $99.8 million during the nine months ended September 30, 2012. The increase in borrowed funds was primarily due to a net increase of $82.5 million in long term borrowings combined with a $19.0 million increase in short-term borrowings.

Total stockholders' equity increased $24.5 million, or 5.9%, to $441.4 million at September 30, 2012 from $416.9 million at December 31, 2011. Stockholders' equity increased primarily due to net income of $25.1 million for the nine months ended September 30, 2012, an increase in other comprehensive income of $9.1 million primarily due to an increase in the fair value of the securities portfolio and $1.4 million due to the issuance of shares from the annual funding of certain employee retirement plans through the release of common shares from the Employee Benefit Trust. In addition, the exercise of stock options increase stockholders' equity by $0.8 million, including the income tax benefit realized. These increases were partially offset by the declaration and payment of dividends on the Company's common stock of $12.0 million and the purchase of 181,000 treasury shares at a cost of $2.4 million. Book value per common share was $14.28 at September 30, 2012 compared to $13.49 at December 31, 2011. Tangible book value per common share was $13.76 at September 30, 2012 compared to $12.96 at December 31, 2011.

During the nine months ended September 30, 2012, the Company repurchased 181,000 shares of the Company's common stock at an average cost of $13.50 per share. At September 30, 2012, 556,962 shares remain to be repurchased under the current stock repurchase program. Stock will be purchased under the current stock repurchase program from time to time, in the open market or through private transactions, subject to market conditions. There is no expiration or maximum dollar amount under this authorization.

Reconciliation of GAAP and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that do not carry financial assets and financial liabilities at fair value. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented, the Company calculated core earnings by adding back or subtracting, net of tax, the net gain or loss recorded on financial assets and financial liabilities carried at fair value, net gain on the sale of securities and OTTI charges.

	Three Months Ended			Nine Months Ended
	September 30, 2012	September 30, 2011	June 30, 2012	September 30, 2012	September 30, 2011

GAAP income before income taxes	$ 15,353	$ 16,906	$ 14,156	$ 41,196	$ 44,982

Net (gain) loss from fair value adjustments	(825)	(2,085)	562	185	(1,265)
Other-than-temporary impairment charges	--	652	776	776	1,578
Net gain on sale of securities	(96)	--	--	(96)	--

Core income before taxes	14,432	15,473	15,494	42,061	45,295

Provision for income taxes for core income	5,584	6,125	6,106	16,444	17,943

Core net income	$ 8,848	$ 9,348	$ 9,388	$ 25,617	$ 27,352

GAAP diluted earnings per common share	$ 0.31	$ 0.33	$ 0.28	$ 0.82	$ 0.88

Net loss (gain) from fair value adjustments, net of tax	(0.02)	(0.03)	0.01	--	(0.02)
Other-than-temporary impairment charges, net of tax	--	0.01	0.01	0.01	0.03
Net gain on sale of securities, net of tax	--	--	--	--	--

Core diluted earnings per common share*	$ 0.29	$ 0.30	$ 0.31	$ 0.84	$ 0.89

* Core diluted earnings per common share may not foot due to rounding.

Reconciliation of GAAP and Core Earnings before Provision for Loan Losses and Income Taxes

Although core earnings before the provision for loan losses and income taxes are not a measure of performance calculated in accordance with GAAP, the Company believes this measure of earnings is an important indication of earnings through ongoing operations that are available to cover possible loan losses and OTTI charges. The Company believes this earnings measure is useful to management and investors in evaluating its ongoing operating performance. During the periods presented, the Company calculated this earnings measure by adjusting GAAP income before income taxes by adding back the provision for loan losses and adding back or subtracting the net gain or loss recorded on financial assets and financial liabilities carried at fair value, net gain on the sale of securities and OTTI charges.

	Three Months Ended			Nine Months Ended
	September 30, 2012	September 30, 2011	June 30, 2012	September 30, 2012	September 30, 2011

GAAP income before income taxes	$ 15,353	$ 16,906	$ 14,156	$ 41,196	$ 44,982

Provision for loan losses	5,000	5,000	5,000	16,000	15,000
Net (gain) loss from fair value adjustments	(825)	(2,085)	562	185	(1,265)
Other-than-temporary impairment charges	--	652	776	776	1,578
Net gain from sale of securities	(96)	--	--	(96)	--

Core net income before the provision for loan losses and income taxes	$ 19,432	$ 20,473	$ 20,494	$ 58,061	$ 60,295

About Flushing Financial Corporation

Flushing Financial Corporation is the parent holding company for Flushing Savings Bank, FSB (the "Bank"), a federally chartered stock savings bank insured by the FDIC. Flushing Bank is a trade name of Flushing Savings Bank, FSB. The Bank serves consumers and businesses by offering a full complement of deposit, loan and cash management services through its seventeen banking offices located in Queens, Brooklyn, Manhattan and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide. Flushing Commercial Bank, a wholly-owned subsidiary, provides banking services to public entities including counties, cities, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's website at http://www.flushingbank.com.

 "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow -

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)
(Unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Cash and due from banks	$ 36,098	$ 55,721
Securities available for sale:
Mortgage-backed securities	728,537	747,288
Other securities	232,959	65,242
Loans held for sale	8,780	--
Loans:
Multi-family residential	1,482,765	1,391,221
Commercial real estate	527,337	580,783
One-to-four family ― mixed-use property	653,151	693,932
One-to-four family ― residential	202,291	220,431
Co-operative apartments	6,632	5,505
Construction	16,319	47,140
Small Business Administration	10,764	14,039
Taxi medallion	13,103	54,328
Commercial business and other	260,998	206,614
Net unamortized premiums and unearned loan fees	13,288	14,888
Allowance for loan losses	(30,687)	(30,344)
Net loans	3,155,961	3,198,537
Interest and dividends receivable	18,235	17,965
Bank premises and equipment, net	22,894	24,417
Federal Home Loan Bank of New York stock	35,002	30,245
Bank owned life insurance	85,541	83,454
Goodwill	16,127	16,127
Core deposit intangible	586	937
Other assets	39,730	48,016
Total assets	$ 4,380,450	$ 4,287,949

LIABILITIES
Due to depositors:
Non-interest bearing	$ 148,838	$ 118,507
Interest-bearing:
Certificate of deposit accounts	1,482,255	1,529,110
Savings accounts	297,224	349,630
Money market accounts	158,857	200,183
NOW accounts	986,996	919,029
Total interest-bearing deposits	2,925,332	2,997,952
Mortgagors' escrow deposits	35,865	29,786
Borrowed funds	784,906	685,139
Other liabilities	44,111	39,654
Total liabilities	3,939,052	3,871,038

STOCKHOLDERS' EQUITY
Preferred stock (5,000,000 shares authorized; none issued)	--	--
Common stock ($0.01 par value; 100,000,000 shares authorized; 31,530,595 shares issued at September 30, 2012 and December 31, 2011; 30,904,130 shares and 30,904,177 shares outstanding at September 30, 2012 and December 31, 2011, respectively)	315	315
Additional paid-in capital	198,328	195,628
Treasury stock (626,465 shares and 626,418 shares at September 30, 2012 and December 31, 2011, respectively)	(7,794)	(7,355)
Retained earnings	236,622	223,510
Accumulated other comprehensive income, net of taxes	13,927	4,813
Total stockholders' equity	441,398	416,911

Total liabilities and stockholders' equity	$ 4,380,450	$ 4,287,949

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2012	2011	2012	2011

Interest and dividend income
Interest and fees on loans	$ 44,857	$ 47,767	$ 137,540	$ 144,578
Interest and dividends on securities:
Interest	8,120	8,325	23,796	24,581
Dividends	191	202	603	606
Other interest income	25	35	53	89
Total interest and dividend income	53,193	56,329	161,992	169,854

Interest expense
Deposits	10,097	12,266	31,232	36,954
Other interest expense	5,513	6,962	17,545	21,849
Total interest expense	15,610	19,228	48,777	58,803

Net interest income	37,583	37,101	113,215	111,051
Provision for loan losses	5,000	5,000	16,000	15,000
Net interest income after provision for loan losses	32,583	32,101	97,215	96,051

Non-interest income (loss)
Other-than-temporary impairment ("OTTI") charge	--	(4,816)	(4,102)	(8,999)
Less: Non-credit portion of OTTI charge recorded in Other Comprehensive Income, before taxes	--	4,164	3,326	7,421
Net OTTI charge recognized in earnings	--	(652)	(776)	(1,578)
Loan fee income	731	538	1,831	1,487
Banking services fee income	411	430	1,275	1,279
Net gain on sale of loans	52	493	91	493
Net gain on sale of securities	96	--	96	--
Net gain (loss) from fair value adjustments	825	2,085	(185)	1,265
Federal Home Loan Bank of New York stock dividends	390	338	1,113	1,180
Bank owned life insurance	703	705	2,088	2,067
Other income	305	358	966	1,108
Total non-interest income	3,513	4,295	6,499	7,301

Non-interest expense
Salaries and employee benefits	10,725	9,715	32,223	29,424
Occupancy and equipment	2,019	1,971	5,867	5,712
Professional services	1,546	1,697	4,821	4,933
FDIC deposit insurance	1,064	1,030	3,168	3,409
Data processing	1,016	1,139	3,043	3,325
Depreciation and amortization	810	792	2,429	2,337
Other real estate owned/foreclosure expense	887	770	2,194	1,638
Other operating expenses	2,676	2,376	8,773	7,592
Total non-interest expense	20,743	19,490	62,518	58,370

Income before income taxes	15,353	16,906	41,196	44,982

Provision for income taxes
Federal	4,543	5,099	12,403	13,575
State and local	1,445	1,657	3,662	4,230
Total taxes	5,988	6,756	16,065	17,805

Net income	$ 9,365	$ 10,150	$ 25,131	$ 27,177

Basic earnings per common share	$ 0.31	$ 0.33	$ 0.83	$ 0.89
Diluted earnings per common share	$ 0.31	$ 0.33	$ 0.82	$ 0.88
Dividends per common share	$ 0.13	$ 0.13	$ 0.39	$ 0.39

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except share data)
(Unaudited)

	At or for the three months ended September 30,		At or for the nine months ended September 30,
	2012	2011	2012	2011
Per Share Data
Basic earnings per share	$ 0.31	$ 0.33	$ 0.83	$ 0.89
Diluted earnings per share	$ 0.31	$ 0.33	$ 0.82	$ 0.88
Average number of shares outstanding for:
Basic earnings per common share computation	30,432,698	30,678,560	30,433,549	30,707,433
Diluted earnings per common share computation	30,462,402	30,692,762	30,464,020	30,744,499
Book value per common share (1)	$14.28	$13.45	$14.28	$13.45
Tangible book value per common share (2)	$13.76	$12.92	$13.76	$12.92

Average Balances
Total loans, net	$ 3,175,254	$ 3,205,627	$ 3,191,035	$ 3,224,901
Total interest-earning assets	4,157,752	4,117,069	4,125,460	4,101,233
Total assets	4,402,308	4,340,349	4,366,184	4,319,135
Total due to depositors	2,972,966	3,030,132	2,985,272	3,054,918
Total interest-bearing liabilities	3,791,309	3,790,226	3,776,329	3,787,168
Stockholders' equity	433,158	408,659	425,867	398,898
Common stockholders' equity	433,158	408,659	425,867	398,898
Performance Ratios (3)
Return on average assets	0.85%	0.94%	0.77%	0.84%
Return on average equity	8.65	9.93	7.87	9.08
Yield on average interest-earning assets	5.12	5.47	5.24	5.52
Cost of average interest-bearing liabilities	1.65	2.03	1.72	2.07
Interest rate spread during period	3.47	3.44	3.52	3.45
Net interest margin	3.62	3.60	3.66	3.61
Non-interest expense to average assets	1.88	1.80	1.91	1.80
Efficiency ratio (4)	51.28	48.27	51.22	49.16
Average interest-earning assets to average interest-bearing liabilities	1.10 X	1.09 X	1.09 X	1.08 X

(1) Calculated by dividing common stockholders' equity of $441.4 million and $419.0 million at September 30, 2012 and 2011, respectively, by 30,904,130 and 31,160,639 shares outstanding at September 30, 2012 and 2011, respectively.
(2) Calculated by dividing tangible common stockholders' equity of $425.3 million and $402.7 million at September 30, 2012 and 2011, respectively, by 30,904,130 and 31,160,639 shares outstanding at September 30, 2012 and 2011, respectively. Tangible common stockholders' equity is total stockholders' equity less intangible assets (goodwill and core deposit intangible, net of deferred taxes).
(3) Ratios for the three and nine months ended September 30, 2012 and 2011 are presented on an annualized basis.
(4) Calculated by dividing non-interest expense (excluding OREO expense) by the total of net interest income and non-interest income (excluding net gain/loss from fair value adjustments, OTTI charges, net gains on the sale of securities and certain non-recurring items).

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	At or for the nine months ended September 30, 2012	At or for the year ended December 31, 2011

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Savings Bank only):
Core capital (well capitalized = 5%)	9.69%	9.63%
Tier 1 risk-based capital (well capitalized = 6%)	14.38	14.26
Total risk-based capital (well capitalized = 10%)	15.43	15.32

Capital ratios:
Average equity to average assets	9.75%	9.36%
Equity to total assets	10.08	9.72
Tangible common equity to tangible assets	9.75	9.38

Asset quality:
Non-accrual loans (excludes performing non-accrual TDR)	$ 99,515	$ 111,062
Non-performing loans	100,803	117,441
Non-performing assets	107,447	123,182
Net charge-offs	15,657	18,855

Asset quality ratios:
Non-performing loans to gross loans	3.18%	3.65%
Non-performing assets to total assets	2.45	2.87
Allowance for loan losses to gross loans	0.97	0.94
Allowance for loan losses to non-performing assets	28.56	24.63
Allowance for loan losses to non-performing loans	30.44	25.84

Full-service customer facilities	17	16

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the three months ended September 30,
	2012			2011
	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 2,889,894	41,373	5.73%	$ 2,923,686	44,082	6.03%
Other loans, net (1)	285,360	3,484	4.88	281,941	3,685	5.23
Total loans, net	3,175,254	44,857	5.65	3,205,627	47,767	5.96
Mortgage-backed securities	693,001	6,765	3.90	777,186	8,036	4.14
Other securities	232,684	1,546	2.66	59,868	491	3.28
Total securities	925,685	8,311	3.59	837,054	8,527	4.07
Interest-earning deposits and federal funds sold	56,813	25	0.18	74,388	35	0.19
Total interest-earning assets	4,157,752	53,193	5.12	4,117,069	56,329	5.47
Other assets	244,556			223,280
Total assets	$ 4,402,308			$ 4,340,349

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 306,573	150	0.20	$ 368,026	560	0.61
NOW accounts	989,644	1,446	0.58	833,403	1,600	0.77
Money market accounts	172,013	75	0.17	239,270	309	0.52
Certificate of deposit accounts	1,504,736	8,417	2.24	1,589,433	9,783	2.46
Total due to depositors	2,972,966	10,088	1.36	3,030,132	12,252	1.62
Mortgagors' escrow accounts	35,729	9	0.10	33,358	14	0.17
Total deposits	3,008,695	10,097	1.34	3,063,490	12,266	1.60
Borrowed funds	782,614	5,513	2.82	726,736	6,962	3.83
Total interest-bearing liabilities	3,791,309	15,610	1.65	3,790,226	19,228	2.03
Non interest-bearing deposits	139,562			110,800
Other liabilities	38,279			30,664
Total liabilities	3,969,150			3,931,690
Equity	433,158			408,659
Total liabilities and equity	$ 4,402,308			$ 4,340,349

Net interest income / net interest rate spread		$ 37,583	3.47%		$ 37,101	3.44%

Net interest-earning assets / net interest margin	$ 366,443		3.62%	$ 326,843		3.60%

Ratio of interest-earning assets to interest-bearing liabilities			1.10 X			1.09 X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $0.8 million and $0.4 million for the three months ended September 30, 2012 and 2011, respectively.

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the nine months ended September 30,
	2012			2011
	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 2,902,201	127,111	5.84%	$ 2,932,399	133,326	6.06%
Other loans, net (1)	288,834	10,429	4.81	292,502	11,252	5.13
Total loans, net	3,191,035	137,540	5.75	3,224,901	144,578	5.98
Mortgage-backed securities	704,347	20,652	3.91	752,362	23,740	4.21
Other securities	186,165	3,747	2.68	59,524	1,447	3.24
Total securities	890,512	24,399	3.65	811,886	25,187	4.14
Interest-earning deposits and federal funds sold	43,913	53	0.16	64,446	89	0.18
Total interest-earning assets	4,125,460	161,992	5.24	4,101,233	169,854	5.52
Other assets	240,724			217,902
Total assets	$ 4,366,184			$ 4,319,135

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 325,333	546	0.22	$ 373,676	1,732	0.62
NOW accounts	1,001,843	4,685	0.62	823,074	5,100	0.83
Money market accounts	182,978	340	0.25	300,956	1,118	0.50
Certificate of deposit accounts	1,475,118	25,634	2.32	1,557,212	28,966	2.48
Total due to depositors	2,985,272	31,205	1.39	3,054,918	36,916	1.61
Mortgagors' escrow accounts	41,179	27	0.09	38,958	38	0.13
Total deposits	3,026,451	31,232	1.38	3,093,876	36,954	1.59
Borrowed funds	749,878	17,545	3.12	693,292	21,849	4.20
Total interest-bearing liabilities	3,776,329	48,777	1.72	3,787,168	58,803	2.07
Non interest-bearing deposits	128,912			105,405
Other liabilities	35,076			27,664
Total liabilities	3,940,317			3,920,237
Equity	425,867			398,898
Total liabilities and equity	$ 4,366,184			$ 4,319,135

Net interest income / net interest rate spread		$ 113,215	3.52%		$ 111,051	3.45%

Net interest-earning assets / net interest margin	$ 349,131		3.66%	$ 314,065		3.61%

Ratio of interest-earning assets to interest-bearing liabilities			1.09 X			1.08 X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $2.2 million and $1.2 million for the nine months ended September 30, 2012 and 2011, respectively.
CONTACT: David W. Fry
         Executive Vice President, Treasurer
         and Chief Financial Officer
         Flushing Financial Corporation
         (718) 961-5400